B. Riley Capital Management
 Code of Ethics
April 2017

5.3.2 Code of Ethics

5.3.2.1 Standard of Business Conduct
The Code of Ethics is based on the principle that BRCM and each of its employees owe a fiduciary duty to its clients and a duty to comply with federal and state securities laws and all other applicable laws. These duties include the obligation of Access Persons to conduct their personal securities transactions in a manner that does not interfere with the transactions of any client or otherwise to take unfair advantage of their relationship with clients. In recognition of this duty, BRCM hereby adopts the following general principles to guide the actions of the Access Persons:

•	Access Persons have the duty at all times to place the interests of clients first.
•	Access Persons have the duty to conduct all personal securities transactions in a manner consistent with these Procedures and in such a manner to avoid any actual or potential conflict or abuse of a position of trust and responsibility.
•	Access Persons must refrain from actions or activities that allow a person to profit or benefit from his or her position with respect to a client, or that otherwise bring into question the Access Person’s independence or judgment.
•	All personal securities transactions by Access Persons must be accomplished so as to avoid even the appearance of a conflict of interests with the client.

These duties extend beyond fiduciary obligations, personal trading and compliance with laws discussed above. Each employee additionally is obligated to:

•	Share his or her knowledge with others and present factual and objective information to management to the best of his or her ability.
•	Accept full responsibility for work that he or she performs.
•	Not misuse the authority entrusted to in him or her.
•	Be honest in all his or her professional relationships.
•	Take appropriate action in regard to any illegal or unethical practices that come to his or her attention.
•	Cooperate with others in achieving understanding and in identifying problems.
•	Not use or take credit for the work of others without specific acknowledgement and authorization.
•	Insure that the products of his or her work are used in a socially responsible way.
•	Never misrepresent or withhold information that is germane to a problem or situation of public concern.
•	Not use knowledge of a confidential or personal nature in any unauthorized manner or to achieve personal gain.
•	Make every effort to ensure that he or she has the most current knowledge and that the proper expertise is available when needed.
•	Avoid conflict of interest and insure that BRCM is aware of any potential conflicts.
•	Present a fair, honest, and objective viewpoint.
•	Protect the privacy and confidentiality of all information entrusted to him or her.

5.3.2.2 Definitions of Terms in the Code of Ethics
[SEC Securities Exchange Act of 1934 Section 16; Investment Company Act of 1940 Section 2(a)(9); Investment Advisers Act of 1940 Section 202(a)(18)]

•	“Access Person” means:
	o	each director, partner or officer of BRCM;
	o	each supervised person of BRCM who, (i) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any mutual fund advised or distributed by BRCM or an affiliate, or (ii) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; and
	o	any spouse, minor child, and any relative resident in the household of a person named above.
•	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically from investment accounts in accordance with a pre-determined schedule or allocation. An Automatic Investment Plan includes a dividend reinvestment plan.
•	“Beneficial Ownership” means a direct or indirect pecuniary interest in a security, as set forth in Section 16 of the Securities Exchange Act of 1934, as amended. A person, for example, would be deemed to have a beneficial ownership of securities if he or she directly owns the securities, his or her spouse or minor children own the securities, or if such person, by contract, arrangement, understanding or relationship, has sole or shared voting or investment power over the securities held by such person.
•	“Client” means any person who has entered an Investment Advisory Contract with BRCM.
•	“Control” means the power to exercise a controlling influence over the management or policies of a company. A person is deemed to exercise control who has a 25% or more ownership position of a company’s equity securities, or otherwise controls a company as defined in Section 2(a)(9) of the Investment Company Act of 1940.
•	“Market Timing” means frequent buying or selling shares of the same mutual fund, or buying or selling mutual fund shares in order to exploit inefficiencies in mutual fund pricing.
•	“Related Security” means any security convertible within sixty (60) days into a Security and any future or option on the Security.
•	“Security” means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended, except that it does not include:
	o	direct obligations of the U.S. Government;
	o	any security issued by a mutual fund (other than a mutual fund advised by BRCM or an affiliate) or a unit investment trust that invests exclusively in one or more unaffiliated mutual funds;
	o	interests in a 529 Plan, provided BRCM nor any companies under its common control manage, distribute, market or underwrite the 529 Plan or the investments and strategies underlying the 529 Plan; and
	o	any money market fund securities or money market instruments, including bankers’ acceptances, certificates of deposit, and commercial paper.
•	“Supervised Person” means employees and other persons who provide advice on behalf of BRCM and are subject to the supervision and control of BRCM.

5.3.2.3 Prohibitions

5.3.2.3.1 Investment Recommendations
No Access Person shall in connection with the recommendation of a Security held or to be acquired or sold by any Client shall:

•	employ any device, scheme or artifice to defraud such Client;
•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the recommendation made not misleading;
•	engage in any act, practice, or course of business that would operate as a fraud or deceit upon such Client; or
•	engage in any manipulative practice with respect to such Client.

5.3.2.3.2 Investment Opportunity
An Access Person must offer an investment opportunity first to clients before he or she or BRCM may act on that opportunity.

5.3.2.3.3 Market Timing and Short-Swing Trading
No employee may engage in prohibited market timing of the shares of a mutual fund without approval from the Chief Compliance Officer, and such Chief Compliance Officer shall withhold such approval if the mutual funds are affiliated with BRCM.

5.3.2.3.4 Personal Securities Transactions
No Access Person may:

•	purchase or sell, directly or indirectly, a Security for his or her own account on the same day that the same Security or Related Security is being purchased or sold by any Client at a price better than the price received by the client

No exception shall be granted to personal securities transaction procedures without the written approval of the Chief Compliance Officer and a senior manager of BRCM, who shall not grant such approval unless they have concluded that the transaction will not adversely impact any pending order for clients or any pending consideration given by BRCM to place an order on behalf of clients.

5.3.2.3.5 Interest in Securities
No Access Person shall recommend any transaction in any Securities by any Client without having disclosed his or her interest, if any, in such Securities or the issuer thereof, including:

•	the Access Person’s Beneficial Ownership of any Securities of such issuer;
•	any contemplated transaction by the Access Person in such Securities;
•	any position the Access Person has with such issuer; and
•	any present or proposed business relationship between such issuer and the Access Person (or a party that the Access Person has a significant interest in).

5.3.2.3.6 Client Trade Information
No Access Person shall reveal any proposed transactions in Securities by one Client to another Client, any employee of BRCM, or any other person.

5.3.2.3.7 IPOs and Private Placements
No Access Person may:

•	acquire a Security in an initial public offering or a private placement without the written consent of the Chief Compliance Officer;
•	acquire a Security in an initial public offering if he or she is a registered representative of a broker-dealer;
•	make a wrongful arrangement or a wrongful quid pro quo of any kind with clients in exchange for IPO allocations; or
•	share profits or losses with a client who receives an IPO allocation or allocations.

5.3.2.4 Pre-Clearance of Securities Trades
•	Pre-Clearance. Each Access Person may not purchase or sell any Security without first:
	o	submitting a request via the Firm’s employee trade entry program, and
	o	obtaining approval
•	Exemptions. The preclearance requirements shall not apply to the following transactions:
	o	Purchase or sale of Securities over which the Access Person has no direct or indirect influence or control;
	o	Purchase or sale of Securities that are non-volitional on the part of the Access Person (e.g., purchases made pursuant to an automatic dividend reinvestment plan);
	o	Purchase or sale of Securities that are not eligible for purchase by any Client; and
	o	Purchase of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities.
•	Preclearance Discretion. The Chief Compliance Officer or a designated person in the compliance department shall preclear transactions that appear, upon reasonable inquiry, to present no reasonable likelihood of harm to any Client.

5.3.2.5 Reporting of Securities Trades and Holdings

5.3.2.5.1 Access Person Reporting
Each Access Person shall report on the Securities Transaction Report Form all transactions in Securities in which such Access Person has acquired any direct or indirect Beneficial Ownership, unless such report would duplicate information contained in trade confirmations or account statements that BRCM holds in its records, provided BRCM has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction takes place.

5.3.2.5.2 Report Deadline
Reports shall be filed with the Chief Compliance Officer within 30 days after the end of each calendar quarter. An Access Person need not file a report covering a quarterly period if he or she had no personal securities transactions during that quarter.

5.3.2.5.3 Securities Transaction Report Form
The Securities Transaction Report Form filed pursuant to this Section shall contain the following information:

•	Name of the Access Person making the report;
•	Date of the transaction;
•	Title and number of shares involved;
•	Exchange ticker symbol or CUSIP of shares;
•	Principal amount of each Security involved;
•	Nature of the transaction (buy or sell);
•	Price at which transaction was effected; and
•	Name of the broker-dealer, bank or other financial institution through whom the transaction was effected.

Each Access Person must file a report of his or her personal securities holdings (i) at the time the person became an Access Person; and (ii) at least once a year thereafter in the Annual Securities Transaction Report Form. Such reports must be current as of a date not more than 45 days prior to the individual becoming an Access Person or the date the Annual Securities Transaction Report is submitted.

5.3.2.5.4 Broker-Dealer Confirmations and Account Statements
Every Access Person who opens an account at a broker-dealer or other financial institution to personally trade securities shall:

•	immediately notify the Chief Compliance Officer of the opening of such account; and
•	send a Broker Confirmation Letter to each such broker-dealer or other financial institution directing them to provide BRCM with a duplicate copy of each confirmation and periodic account statement issued to such Access Person.

5.3.2.5.5 Private Placements
 Each Access Person who owns Securities acquired in a private placement shall disclose such ownership to the Chief Compliance Officer if such person is involved in any subsequent consideration of an investment in the issuer by a Client.

5.3.2.6 Reporting Violations
 An employee of BRCM must promptly report to the Chief Compliance Officer any violations of the Code of Ethics. Any employee of BRCM who is the subject of a Code of Ethics violation report and who retaliates against the reporting employee shall be subject to serious sanctions, including termination of employment. Reports of violations will be investigated and appropriate actions will be taken by the Chief Compliance Officer. When investigating a possible violation, of BRCM’s personal trading rules, the Chief Compliance Officer will give such person an opportunity to supply additional information regarding the transaction in question.

5.3.2.7 Review
•	Periodic Review. The Chief Compliance Officer shall periodically review and compare reported transactions of random Access Persons in Securities with the transactions of:
	o	the Access Person indicated on his or her confirmations and account statements;
	o	comparable clients of BRCM;
	o	the securities on any watch or restricted lists; and
	o	the securities of issuers recently engaged in making IPOs.
•	Suspected Violations. If the Chief Compliance Officer suspects that an Access Person has violated these Procedures, he or she shall investigate the alleged violation, and, as a part of that investigation, allow the Access Person an opportunity to explain why the violation occurred or did not occur.
•	Violation Report. If the Chief Compliance Officer concludes that an Access Person has violated these Procedures, he or she shall submit a report of such violation, his or her investigation of such violation, and his or her recommendation on what steps should be taken to address such violation, including recommending sanctions against the violator.
•	Patterns. The Chief Compliance Officer shall periodically review trades of the Access Person in past periods in an effort to find patterns or deviation from patterns (e.g., a spike in personal trades).

5.3.2.8 Training
1.	New Employees. Each newly hired or newly designated Access Person shall receive a copy of these Procedures and shall be required to certify within 30 days of receipt of such Procedures that he or she has read and understands the Procedures.
2.	New Employee Review. The Chief Compliance Officer shall review the Procedures with any newly hired or newly designated Access Person. A new employee may not make a personal trade until he or she has received this training.
3.	Annual Training. At least annually, the Chief Compliance Officer shall conduct a training seminar reviewing the requirements of the Procedures and the required duties of the Access Persons.

5.3.2.9 Access Person List
The Chief Compliance Officer shall maintain a list of employees and officers of BRCM who are “Access Persons” in this manual in the Chapter entitled “DESIGNATION OF SUPERVISORS & SERVICE PROVIDERS”.

5.3.2.10 Sanctions
Upon discovering a violation of these Code of Ethics, the senior management of BRCM may impose such sanctions as they deem appropriate, including, but not limited to, forfeiture of future discretionary compensation or profit, canceling trades, selling positions at a loss, internal reprimand, a letter of censure, fine or suspension or termination from employment.

5.3.2.11 Relying Adviser Code of Ethics
This Code of Ethics applies to and is administered for all investment advisers related to the Firm that are filing advisers or relying advisers as though all of such advisers are a single entity. In so applying and administering this Code of Ethics, the Firm may take into account the fact that a relying adviser may be operating in a jurisdiction that has obligations that differ from the filing adviser or another relying adviser.